Exhibit 99.1

8i Enterprises Acquisition Corp. Announces Execution of Share Exchange Agreement with Diginex Limited

●	Diginex is a blockchain financial services and technology company. The proposed transaction with 8i described below will result in Diginex being listed on Nasdaq

●	Diginex is well positioned to be a leading player in the future of digital securities, an opportunity that was recently assessed by the World Economic Forum to be as large as 10% of world GDP by 2027, equivalent to a $13 trillion market opportunity

●	Diginex was founded to bring full suite institutional grade process to the blockchain industry in order to service the exponential growth in adoption by corporate and financial service industry participants

●	Diginex’s solutions business utilizes the strengths of blockchain to build SaaS applications, which not only facilitate blockchain adoption by corporates and governments, but also help combat some of the world’s most pressing humanitarian issues

NEW YORK, July 10, 2019 /PRNewswire/ -- 8i Enterprises Acquisition Corp. (NASDAQ: JFK, “JFK” or “8i”), a special purpose acquisition company, today announced that it has entered into a definitive share exchange agreement with Diginex Limited (“Diginex” or the “Company”), a global blockchain financial services and technology company headquartered in Hong Kong. Upon completion of the transaction, Diginex is anticipated to have an initial enterprise value of approximately $276 million1.

Headquartered in Hong Kong with a presence in Tokyo, London, Boston, Dubai, Lausanne and Berlin, Diginex provides an ecosystem to enable the broader adoption of digital assets across financial markets through three interlocking pillars: (i) Advisory – capital markets origination and distribution of securities via digital assets; and broader blockchain solutions for corporate and financial industry institutions, as well as governments (ii) Markets – a full infrastructure for digital assets exchange trading and custody, and (iii) Asset Management - providing an accessible and credible on-ramp into digital assets for institutional allocators of capital. In furtherance of its focus on global collaboration, Diginex is developing partnerships with institutional investors, corporations, and governments to improve the efficiency and security of business processes while driving institutional adoption of blockchain technologies and the regulated use of digital assets.

James Tan, Chairman and Chief Executive Officer of JFK, commented, “The execution of the share exchange with Diginex comes as the need for increased regulation, transparency, and traceability around the growing use of digital assets has never been greater. After a thorough review of multiple opportunities in this industry, we have determined Diginex is the trusted operator of choice with the advanced technology infrastructure necessary to meet the standards of institutional investors and partners. With their thoughtful ecosystem approach, we believe Diginex is well-positioned to continue unlocking opportunities and driving institutional adoption of blockchain technologies.”

1 Assuming no redemption from the trust, excluding earn out shares.

Richard Byworth, Chief Executive Officer at Diginex, said, “Diginex has been built to provide the financial services infrastructure required to take digital assets and blockchain technology to the next level of adoption by institutional investors and corporations globally. We believe that this exciting transaction will enhance our broader market visibility as we further roll out our global platform including our exchange infrastructure, product offering, licenses and market expansion into key geographies around the world.”

Miles Pelham, Chairman of Diginex, added, “Upon the completion of this transaction, as a publicly-listed Nasdaq company, Diginex will continue to pursue its vision of leveraging blockchain technology for both social good and the disruption of financial intermediaries. Our seasoned and diverse team of financial service professionals, compliance experts, and technologists, are dedicated to regulatory compliance and transparency, standards which are essential to furthering our goal of growing the global propagation of digital assets.”

Transaction Details

Under the terms of the agreement, JFK will acquire Diginex, with JFK continuing as the listed company on the Nasdaq Capital Market. Upon closing, JFK will change its name to “Diginex Limited”. At the effective time of the share exchange, Diginex’s shareholders will receive 20 million ordinary shares of JFK, valued at $10.00 per share, of which two million ordinary shares will be held in escrow for 12 months after closing of the transaction to satisfy potential indemnification claims under the terms of the agreement. In addition, Diginex shareholders will be entitled to receive earn-out consideration of an additional five million JFK ordinary shares, subject to Diginex achieving share price thresholds of $15, $20, and $30 over the next three years as set forth in the agreement. All options held by Diginex option holders under its current employee share option plan, whether vested or unvested, will automatically be cancelled as of the closing of the transaction and in exchange for the cancelled options and upon payment of the exercise price of the options, the option holders will receive 4.2 million ordinary shares of JFK, in the aggregate, which will be subject to lock-up agreements for a period of fifteen (15) months following closing of the transaction, and shall be released in three (3) equal installments over a period of six (6) months following the expiration of such lock-up period.

The Board of directors of JFK at closing will consist of seven directors, to be designated by the Diginex shareholders.

The closing conditions include, among others, the approval of the transaction as a whole by JFK’s existing shareholders and the aggregate dollar amount of the redemptions does not cause the balance of JFK’s trust account (less any fees and costs relating the transaction) to be an amount less than $5,000,001.

Chardan is acting as a financial advisor to JFK, and Loeb and Loeb LLP is acting as legal counsel to JFK. Winston & Strawn LLP is acting as legal counsel to Diginex.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which will be filed by JFK with the SEC as an exhibit to a Current Report on Form 8-K.

To learn more about the transaction read the presentation, here.

About Diginex Limited

Diginex is a blockchain financial services and technology company. Diginex partners with institutional investors, corporations and governments to make digital assets more accessible, business processes more efficient and secure. Diginex believes its collaborative approach and pursuit of global cooperation is optimal to drive institutional adoption of blockchain technologies and the regulated use of digital assets. More information can be found at:

https://www.diginex.com/

About 8i Enterprises Acquisition Corp.

8i Enterprises Acquisition Corp. is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on targets located in Asia.

Additional Information about the Transaction and Where to Find It

The proposed transaction has been approved by the board of directors of both companies and the shareholders of Diginex and will be submitted to shareholders of JFK for their approval. In connection with that approval, JFK intends to file with the SEC a proxy statement containing information about the proposed transaction and the respective businesses of Diginex and JFK. JFK will mail a definitive proxy statement and other relevant documents to its shareholders. JFK shareholders are urged to read the preliminary proxy statement and any amendments thereto and the definitive proxy statement in connection with JFK’s solicitation of proxies for the special meeting to be held to approve the proposed transaction. The definitive proxy statement will be mailed to shareholders of JFK as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about JFK, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330.

Participants in the Solicitation

JFK and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from JFK’s shareholders with respect to the proposed transaction. Information regarding JFK’s directors and executive officers is available in its prospectus filed in connection with its initial public offering on March 27, 2019. Additional information regarding the participants in the proxy solicitation relating to the proposed transaction and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

Diginex and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of JFK in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

Disclaimer

This press release is not a proxy statement or a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No registered offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the identification of a target business and potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ from the forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in the prospectus filed by JFK in connection with its initial public offering on March 27, 2019. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transaction; the inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the amount of cash available following any redemptions by JFK shareholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction; and costs related to the proposed transaction.  Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include: Diginex’s limited operating history and history of net losses; Diginex’s ability to manage growth; Diginex’s ability to execute its business plan; Diginex’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Diginex’s products; Diginex’s ability to identify and integrate acquisitions; potential litigation involving the Company or Diginex or the validity or enforceability of Diginex’s intellectual property; general economic and market conditions impacting demand for Diginex’s products and services; and such other risks and uncertainties as are discussed in the Company’s prospectus filed in connection with its initial public offering and the proxy statement to be filed relating to the business combination. Other factors include the possibility that the proposed business combination does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions.

The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

For inquiries regarding 8i Enterprises Acquisition Corp.:

William Yap, CFA

Chief Financial Officer

Email: ir@8icorp.com

Phone: +65 6788-0388

or

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1 732-910-9692

For inquiries regarding Diginex:

Heather Dale

Chief Marketing Officer

Email: heather.dale@diginex.com

Phone: +852 2248 0600

THIS PRESS RELEASE CONTAINS ONLY A BRIEF DESCRIPTION OF THE PROPOSED TRANSACTION. IT IS NOT A REQUEST FOR OR SOLICITATION OF A PROXY. IN CONNECTION WITH THE PROPOSED TRANSACTION, 8i ENTERPRISES ACQUISITION INTENDS TO FILE A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. STOCKHOLDERS OF 8i ENTERPRISES ACQUISITION ARE URGED TO READ 8i ENTERPRISES ACQUISITION’S PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A DEFINITIVE PROXY STATEMENT WILL BE SENT TO 8i ENTERPRISES ACQUISITION’S STOCKHOLDERS SEEKING THEIR APPROVAL OF THE PROPOSED TRANSACTION. 8i ENTERPRISES ACQUISITION’S STOCKHOLDERS WILL BE ABLE TO OBTAIN THESE DOCUMENTS (WHEN AVAILABLE) FREE OF CHARGE AT THE SEC’S WEB SITE, HTTP://WWW.SEC.GOV. IN ADDITION, THEY MAY OBTAIN FREE COPIES OF THESE BY CONTACTING 8i ENTERPRISES ACQUISITION’S SECRETARY, AT 6 EU TONG SEN STREET, #08-13 THE CENTRAL, SINGAPORE.

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